Exhibit 99.1

For Immediate Release	Contact:	Dennis J. Simonis
President & CEO

March 17, 2008	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

UNITHOLDERS APPROVE PROXY TO VERTICALLY INTEGRATE

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT) announced today that its Class A unitholders voted at a Special Meeting held March 10, 2008 to approve the company’s proposal to amend the Partnership Agreement to allow  processing and marketing of macadamia nuts. Formerly, the business purpose of the Partnership was restricted solely to macadamia farming.

 The Partnership indicated in its Proxy Statement that there is no specific acquisition target at this time, but that it intended to pursue a vertical integration strategy to insulate the company from presently low commodity prices.

ML Macadamia Orchards, L.P. currently sells about 30% of its production to Mauna Loa Macadamia Nut Corporation, a subsidiary of Hershey’s, 25% of its production to Mac Farms of Hawaii, LLC and 10% of its production to Purdyco International, dba Island Princess. The remaining production is contracted for sale to Hamakua Macadamia Nut Company, but Hamakua has refused to purchase nuts under the agreement. The Partnership has filed a complaint against Hamakua for non-performance under the contract.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,190 acres of orchards on the island of Hawaii.